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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
24/7 Media, Inc.:

    We consent to the incorporation by reference in the registration statement on Form S-3 of 24/7 Media, Inc. of our report dated March 8, 2000, relating to the consolidated balance sheets of 24/7 Media, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income and cash flows for each of the three-year period ended December 31, 1999, and to the reference to our firm under the heading "Experts" in the registration statement.

                                          /s/KPMG LLP
                                            KPMG LLP

New York, New York
April 4, 2000